FOR IMMEDIATE RELEASE

Investor Contact:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
Joseph L. Damasio, Jr., Controller	(508) 230-1828 (T)

Pressure BioSciences, Inc. Reports 2008 Financial Results,

Provides Business Update

South Easton, MA, March 31, 2009 - Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced financial results for the fiscal year ended December 31, 2008 and provided a business update.

Total revenue for 2008 was $852,263 compared to $645,870 for 2007, an increase of 32%.  Revenue from the sale of PCT products and services was $655,252 for 2008 as compared to $399,787 for 2007, an increase of 64%.  This increase in revenue from PCT products and services was primarily the result of a 105% increase in the number of installations of the Company’s PCT Sample Preparation Systems (“PCT Systems”) - the total number of PCT Systems installed during 2008 was forty-one (twenty-nine domestic) as compared to twenty (twelve domestic) in 2007.  Also contributing to this increase in PCT products and services revenue was an increase in the number of PULSE Tubes (consumable processing containers) and ProteoSolve-LRS Kits sold, as well as revenue from PCT Systems under lease and the recognition of extended service contract revenue.  The Company also recorded $197,011 of grant revenue in 2008 compared to $246,083 in 2007, a decrease of 20%.

Total operating costs and expenses for 2008 were $5,818,662 compared to $5,793,038 for 2007, an increase of less than 1%.  Net loss for 2008 was $4,908,445 compared to a net loss of $1,155,661 for 2007.  In 2007, the Company realized a gain of $2,028,720 from the liquidation of the Company’s investment in Panacos Pharmaceuticals ($0 in 2008), $286,600 in interest income ($57,954 in 2008), $520,214 in income tax benefit ($0 in 2008), and $1,155,973 on the sale of net assets ($0 in 2008).  As of December 31, 2008, the Company had cash of approximately $918,000, compared to cash of approximately $5.4 million on December 31, 2007.

Joseph L. Damasio, Jr., Corporate Controller commented: "During the second half of 2008, we instituted a number of cost reduction measures, including a comprehensive restructuring program to significantly reduce expenditures, centralize core operations, and refocus our business strategy in specific areas where our products had already found market acceptance.  The initial, positive effects of these cost reduction initiatives were first seen in the fourth quarter of 2008, when total operating costs and expenses for the quarter were $1,234,141, compared to $1,472,046 for the fourth quarter of 2007, a decrease of 16%.”

Mr. Damasio continued: “We plan to continue to focus on these and other cost containment measures throughout 2009.  We expect that our operating costs and expenses will continue to decrease during the year, and that our resulting cash burn should be less than $600,000 per quarter, on average.”

Richard T. Schumacher, President, and CEO of Pressure BioSciences, Inc. said: "We achieved a number of successes in 2008, the most significant of which include: (1) the release of novel, PCT-dependent methods for Systems Biology studies and for the significant enhancement of enzymatic activity in research samples; (2) the award of an $850,000 Phase II SBIR grant to develop a new PCT-dependent system for improved biomarker discovery, diagnostics, and drug development; (3) presentations at national and international meetings on the advantages and benefits of PCT by independent scientists from well respected research laboratories, including the Food and Drug Administration, the US Army Medical Research Institute of Infectious Diseases (USAMRIID), Amgen, Harvard School of Public Health, NYU School of Medicine, Pacific Northwest National Labs (PNNL), University of New Hampshire, and the Commonwealth of Virginia Laboratories; (4) the release of new PCT products such as the Shredder and the diskless PULSE Tube; and (5) collaboration, licensing, and distribution agreements with USAMRIID, Omni International, PNNL, and the J. Craig Venter Institute.  We also reported record revenue for the third quarter of 2008 (first quarter with revenue in excess of $250,000), only to report even higher revenue in the following, fourth quarter (first quarter with revenue in excess of $325,000).”

Mr. Schumacher concluded: “We recently announced the closing of a $1.8 million private placement and the expected filing for a refund of federal taxes of approximately $623,000. We ended 2008 with significant increases in revenue and decreases in cash burn as compared to the prior year same quarter, a trend that we believe will continue into 2009. We are on schedule to release the PCT-enhanced Protein Digestion System by the end of the second quarter of 2009, a cutting-edge PCT-based product that we believe will revolutionize the critical protein digestion step routinely performed in several thousand mass spectrometry laboratories in the US alone.  And we have made measurable progress on our goal to develop a strategic alliance with one or more marketing and distribution partners before the end of 2009.  Yes, 2008 was a very challenging year for PBI, but we believe we successfully worked our way through it and that we are now well positioned to have a very successful 2009.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Financial Teleconference and Web-cast

As announced on March 26, 2009, the Company will host a teleconference at 4:30 pm EDST on Tuesday March 31, 2009 to discuss its 2008 financial results and to provide a business update.

To attend this teleconference via web-cast, please go to the Company's website: www.pressurebiosciences.com.

To attend this teleconference via telephone, please dial:

(800)-567-5900
Participant code: 400537#

For those unable to participate in the live teleconference, a replay will be available approximately one hour after the call ends through June 30, 2009 and will be accessible through the Company's website.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the expected impact of Company’s cost reduction initiatives effected during 2008;  the expected continued decrease in the Company’s operating expenses during 2009; the Company’s expectation to reach and maintain a cash burn rate to an average of less than $600,000 per quarter; the estimated timing of the Company’s release of its PCT-enhanced Protein Digestion System and the anticipated benefits of this product; the anticipated advantages and benefits of the Company’s existing products; the Company’s ability to develop additional strategic alliances with one or more marketing and distribution partners by the end of 2009; and the Company’s decision to focus primarily on the application of PCT-enhanced protein digestion for the mass spectrometry market and the benefits and advantages of PCT and the PCT-enhanced PDS in this marketplace; and the use of PCT in biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the fiscal year ended December 31, 2008 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customers needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen cost increases; the risk that the Company may not receive the refund of federal taxes for the 2004 calendar year on a timely basis or at all due to unexpected reasons; the risk that the Company may be unable to reduce its cash burn rate below $600,000 due to unexpected increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods, particularly in the mass spectrometry market; and scientists may not be able to duplicate the results achieved at particular laboratories having already used PCT.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Consolidated Balance Sheets

ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$868,208	$5,424,486
Restricted cash	50,000	-
Accounts receivable	209,117	118,471
Inventories	571,831	172,548
Deposits	382,236	553,483
Prepaid income taxes	6,600	56,863
Income tax receivable	-	249,541
Prepaid expenses and other current assets	235,111	94,783
Total current assets	2,323,103	6,670,175

PROPERTY AND EQUIPMENT, NET	252,249	257,797

OTHER ASSETS
Intangible assets, net	279,658	328,290
TOTAL ASSETS	$2,855,010	$7,256,262

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$263,486	$152,729
Accrued employee compensation	161,374	377,190
Accrued professional fees and other expenses	278,982	191,359
Deferred revenue	16,705	15,075
Total current liabilities	720,547	736,353

LONG TERM LIABILITIES
Deferred revenue	10,821	6,767
TOTAL LIABILITIES	731,368	743,120

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; 1,000,000 shares authorized; 0 outstanding	-	-
Common stock, $.01 par value; 20,000,000 shares authorized; 2,195,283 shares issued and outstanding on December 31, 2008 and 2,192,175 shares issued and outstanding on December 31, 2007	21,953	21,922
Additional paid-in capital	6,803,530	6,284,616
Retained (deficit) earnings	(4,701,841)	206,604
Total stockholders' equity	2,123,642	6,513,142
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,855,010	$7,256,262

Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2008	2007

REVENUE:
PCT Products, services, other	$655,252	$399,787
Grant revenue	197,011	246,083
Total revenue	852,263	645,870

COSTS AND EXPENSES:
Cost of PCT products and services	401,017	209,050
Research and development	1,810,590	2,022,730
Selling and marketing	1,686,590	1,386,519
General and administrative	1,920,465	2,174,739
Total operating costs and expenses	5,818,662	5,793,038

Operating loss from continuing operations	(4,966,399)	(5,147,168)

OTHER INCOME:
Realized gain on securities available for sale	-	2,028,720
Interest income	57,954	286,600
Total other income	57,954	2,315,320

Loss from continuing operations before income taxes	(4,908,445)	(2,831,848)
Income tax benefit from continuing operations	-	520,214

Loss from continuing operations	(4,908,445)	(2,311,634)

DISCONTINUED OPERATIONS:
Gain on sale of net assets related to discontinued operations (net of income tax of $218,060)	-	1,155,973
Net loss	$(4,908,445)	$(1,155,661)

Loss per share from continuing operations - basic and diluted	$(2.24)	$(1.11)
Income per share from discontinued operations - basic and diluted	-	0.55
Net loss per share - basic and diluted	$(2.24)	$(0.56)

Weighted average number of shares used to calculate (loss) income per share - basic and diluted	2,194,093	2,078,657

Investor Contact:
Richard T. Schumacher, President & CEO
Pressure BioSciences, Inc.
(T) 508-230-1828